Exhibit 21


               SUBSIDIARIES OF CHICAGO AND NORTH WESTERN HOLDINGS CORP.


                                                                State of
                                                              Incorporation


          Chicago and North Western Acquisition Corp.            Delaware

          CNW Corporation                                        Delaware

          Chicago and North Western Transportation Company       Delaware

          CNW Consulting, Inc.                                   Delaware

          CNW Realco, Inc.                                       Delaware

          Midwestern Railroad Properties, Incorporated           Delaware

          North Western Leasing Company                          Delaware

          Western Railroad Properties, Inc.                      Delaware

          Wisconsin Town Lot Company                             Wisconsin